Putnam Dynamic Asset Allocation Balanced Fund
9/30/13 Annual report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)

Class A	 14,049
Class B	 622
Class C	 864
Class M	 256

72DD2 (000s omitted)

Class R	 153
Class R5 *
Class R6 94
Class Y	 3,045

* Amount represents less than 1,000

73A1

Class A	 0.192
Class B	 0.095
Class C	 0.102
Class M	 0.131

73A2

Class R	 0.160
Class R5 0.226
Class R6 0.239
Class Y	 0.222


74U1  (000s omitted)

Class A	 73,467
Class B	 6,181
Class C	 8,891
Class M	 2,026

74U2  (000s omitted)

Class R	 955
Class R5 1
Class R6 828
Class Y	 8,746

74V1

Class A	 13.19
Class B  13.15
Class C  12.92
Class M	 13.17

74V2

Class R  13.11
Class R5 13.21
Class R6 13.21
Class Y	 13.21


Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semimonthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.